Exhibit 10.1

AMENDED AND RESTATED

PROPETRO HOLDING CORP.
EXECUTIVE INCENTIVE BONUS PLAN

1.	Purpose

This Senior Executive Incentive Bonus Plan (the “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible executives and senior managers of ProPetro Holding Corp. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and senior managers. The Bonus Plan is for the benefit of Eligible Individuals (as defined below).

2.	Administration

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall have the sole discretion and authority to administer and interpret the Bonus Plan. The Compensation Committee may delegate any or all of its authority and duties under the Bonus Plan with respect to any Eligible Individual that is not an executive officer of the Company to any executive officer of the Company; provided, however, that the Compensation Committee shall not delegate any portion of its authority and duties set forth in Sections 7 and 8 hereto. The Compensation Committee and, if applicable, the Company’s executive officer(s) to which the Compensation Committee has delegated its authority and duties pursuant to this Section 2 shall be referred to herein as the “Administrator” of the Bonus Plan.

3.	Eligibility and Participation

The Administrator shall select the persons eligible to participate in the Bonus Plan, which may include, without limitation, the executives and senior managers of the Company and its subsidiaries (“Eligible Individuals”).

4.	Bonus Determinations

(a)               An Eligible Individual may receive a bonus payment under the Bonus Plan based upon the attainment of performance objectives which are established by the Administrator and relate to financial, operational or other metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including, but not limited to: (i) adjusted net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory  achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; (xxiii) productivity; (xxiv) operating efficiency; (xxv) economic value-added; (xxvi) cash flow return on capital; (xxvii) return on net assets; (xxviii) funds from operations; (xxix) funds available for distributions; (xxx) market penetration and geographic business expansion; (xxxi) customer satisfaction/growth; (xxxii) recruitment and retention of personnel; (xxxiii) human resources management; (xxxiv) supervision of litigation and other legal matters; (xxxv) strategic partnerships and transactions; (xxxvi) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxxvii) financing and other capital raising transactions; (xxxviii) year-end cash; (xxxix) acquisition activity and marketing initiatives; and (xl) safety metrics, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)               Generally, any bonuses paid to Eligible Individuals under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals and no bonuses shall be paid to Eligible Individuals unless and until the Administrator makes a certification with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Administrator shall have broad discretion to (i) modify the Performance Goals selected for a particular performance period, (ii) modify the level of achievement with respect to each Performance Goal resulting in the payment of bonuses and the amount of such payment, (iii) increase or decrease (including to zero) the actual amount of the bonus payable to Eligible Individuals following the end of the applicable performance period, irrespective of actual performance with respect to the Performance Goals established and (iv) pay bonuses (including, without limitation, discretionary bonuses) to Eligible Individuals under the Bonus Plan based upon such other terms and conditions as the Administrator may in its sole discretion determine. Such application of discretion need not be uniform across Eligible Individuals or performance periods.

(c)               The payment of a bonus to an Eligible Individual with respect to a performance period shall be conditioned upon the Eligible Individual’s employment by the Company through the payment date of such bonus; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of an Eligible Individual’s termination of employment, retirement, death or disability.

5.	Forfeiture and Claw-Back Provisions

Any bonuses paid under the Bonus Plan shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations or interpretations thereunder, to the extent set forth in such claw-back policy.

6.	Other Provisions

(a)               Neither the establishment of the Bonus Plan nor the selection of any individual as an Eligible Individual shall give any individual any right to be retained in the employ of the Company or any subsidiary thereof, or any right whatsoever under the Bonus Plan other than to receive bonus payments awarded by the Administrator.

(b)               No member of the Board of Directors of the Company or the Compensation Committee or any executive officer of the Company acting as the Administrator pursuant to Section 2 shall be liable to any individual in respect of the Bonus Plan for any act or omission of such member or executive officer of the Company, or any other member, executive officer, agent or employee of the Company or any of its subsidiaries.

(c)               The Company and its subsidiaries shall be entitled to withhold such amounts as may be required by federal, state or local law from all bonus payments under the Bonus Plan.

(d)               To the extent not preempted by federal law, the Bonus Plan shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof or any other jurisdiction.

(e)               The Bonus Plan is intended to meet, or be exempt from, the requirements of Section 409A of the Code and will be interpreted and construed in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (as defined below) (collectively, “Section 409A”). Notwithstanding any provision of the Bonus Plan to the contrary, in the event that following the Effective Date the Company determines that any provision of the Bonus Plan could otherwise cause any person to be subject to the penalty taxes imposed under Section 409A, the Company may adopt such amendments to the Bonus Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to exempt the bonus from Section 409A or comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from an Eligible Individual or any other person to the Company or any of its affiliates, employees or agents pursuant to the terms of the Bonus Plan or otherwise.

7.	Amendment and Termination

The Compensation Committee reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion. Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by any applicable law, rule or regulation.

8.	Term of Bonus Plan

The Bonus Plan shall become effective as of February 11, 2020 and shall continue in effect until modified or terminated by the Compensation Committee.

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